EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2012 FIRST-QUARTER RESULTS

MONROE, MI.   August 23, 2011—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal first quarter ended July 30, 2011.

Fiscal 2012 first quarter:

•	Sales for the first quarter increased 6.4% compared with the fiscal 2011 first quarter;
•	Same-store written sales for the 306 La-Z-Boy Furniture Galleries® store network increased 9.7%;
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Delivered sales in the company-owned retail segment increased 38.3% and the segment’s operating margin improved to (6.9%) from (13.9%) in last year’s first quarter.  The delivered sales increase of the core 68 stores, included in last year’s first quarter, was 10.4 percentage points;

•	Consolidated operating income improved $5.1 million to $3.5 million; and
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Diluted earnings per share attributable to La-Z-Boy Incorporated was $0.85, of which $0.81 per share was attributable to the reduction of certain valuation reserves against the company’s deferred tax assets.

Net sales for the first quarter were $280.1 million, up 6.4% compared with the prior year’s first quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $45.5 million, or $0.85 per diluted share, of which $43.4 million, or $0.81 per share was attributable to a reduction of certain valuation reserves against the company’s deferred tax assets.  These results compare with a loss of $0.2 million, or $0.00 per share in the fiscal 2011 first quarter.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “With the summer period being seasonally the most challenging for the industry, we were pleased with the sales increase we experienced in both our upholstery and retail segments, particularly in light of ongoing macroeconomic challenges.   Importantly, we continued to improve performance in our company-owned retail segment and remain encouraged by the increase in same-store sales for the La-Z-Boy Furniture Galleries® store network.  As we move into what is historically a stronger fall selling season, we believe we are well positioned to improve our overall performance as we leverage our operating structure while building the company’s market share.”

Wholesale Segments

For the fiscal 2012 first quarter, sales in the company’s upholstery segment increased 7.7% to $217.5 million from $201.9 million in the prior year’s first quarter.  The operating margin for the quarter was 5.1% compared with 5.0% in last year’s comparable quarter.  In the casegoods segment, sales for the fiscal 2012 first quarter were $34.1 million, down 7.4% from $36.9 million in the fiscal 2011 first quarter, and the segment’s operating margin was 1.6% compared with 4.3% the year before.

Darrow commented, “We remain pleased with the success of our new marketing program, featuring Brooke Shields, which we believe is driving a more qualified consumer to our stores and dealer base.  Additionally, our Mexico-based cut-and-sew operation continues to make progress and deliver savings to the upholstery operation, although savings for the quarter were partially offset by a negative currency adjustment due to the peso devaluation.”

Darrow continued, “During the period, as a result of a more cautious consumer, we experienced a product mix change, selling a higher percentage of major upholstery and stationary product versus leather offerings and our core recliner product, which tend to carry a higher gross margin.  Our operating margin was also impacted by higher incentive compensation levels and transportation costs as well as an increased advertising spend, reflecting the new brand platform marketing campaign, which was introduced last November and not included in the previous year’s quarter.

“On the casegoods side of the business, our volume declined 7.4% compared with last year’s first quarter when we had a strong introduction of the Nickelodeon youth collection by Lea. Additionally, our casegoods operation continues to face greater challenges compared to our upholstery business, given the higher price structure of the category.  Although we essentially broke even from an operating perspective, along with the sales decline, we experienced higher raw material and finished goods costs throughout the quarter.  We instituted a price increase across all our casegoods brands in the latter part of the quarter, which should improve our profitability going forward.”

Retail Segment

For the quarter, retail delivered sales were $48.8 million, up 38.3% compared with the prior-year period.  The delivered sales increase for the core 68 stores included in last year’s first quarter was 10.4%. The additional sales increase was mainly associated with our February 2011 acquisition of the 15 stores in the Southern California, formerly operated by a consolidated VIE.  The retail group continued to make progress in its operating performance, posting an operating loss of $3.4 million, with an operating margin of (6.9%) compared with an operating loss of $4.9 million, or an operating margin of (13.9%) in last year’s first quarter.

Darrow stated, “During the quarter, although traffic for the segment was relatively flat, we increased our close ratio, reflecting better selling processes combined with a more qualified consumer entering our stores.  We also have increased our gross margins, reflecting stronger promotions and better merchandising strategies with improved results continuing to be delivered by a tighter cost structure as well as strong pricing disciplines.  We are encouraged by the retail segment posting its 10th consecutive quarterly improvement in performance, moving the operation closer to profitability which will change the earnings power of the corporation as we benefit from the blended wholesale/retail margin.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the first quarter of fiscal 2012, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 9.7%.  Total written sales, which include new and closed stores, were up 10.0%.  At the end of the first quarter, 306 stand-alone stores comprised the La-Z-Boy Furniture Galleries® store system.

Balance Sheet and Cash Flow

During the quarter, the company generated $3.0 million in cash provided by operating activities and ended the quarter with $110.4 million in cash and $100.9 million of availability under its revolving line   of credit.  At quarter end, La-Z-Boy’s debt-to-capitalization ratio was 7.0% compared with 8.8% at the end of fiscal 2011 and 11.8% at the end of the fiscal 2011 first quarter and its net cash position was $79.5 million at July 30, 2011.

Deferred Tax Assets

During the first quarter of fiscal 2012, the company reduced the valuation allowance on its deferred tax assets by $43.4 million, which increased diluted earnings per share attributable to La-Z-Boy Incorporated by $0.81.  This reduction in the valuation allowance was the result of sufficient pretax income over the past three years along with an assessment of our most recent operating results, forecasts and the economic environment.

Business Outlook

Darrow stated, “With financial markets volatile and consumers concerned about the overall macroeconomic environment, we expect the operating landscape for the furniture industry to remain difficult and we are cautious about our expectations going forward.  However, as we move into the fall, which is typically a stronger selling period, we believe we are well positioned to increase our market share.  We have the industry’s leading brand and a vast network of La-Z-Boy Furniture Galleries® stores and Comfort Studios® where consumers experience a professional and comfortable shopping experience.  We are investing in our business to improve our performance and believe our brand platform will continue to drive qualified consumers to our dealer base.  Our operating structure remains lean and efficient and increased volume will leverage those efficiencies, delivering results to the bottom line.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 24, 2011, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of recovery from the recent economic recession or the emergence of a second wave of the recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions or product recalls; (i) restructuring actions; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology system failures; (p) effects of our brand awareness and marketing programs; (q) our ability to locate new La-Z-Boy Furniture Galleries® stores owners and negotiate favorable lease terms for new or existing locations; and (r) those matters discussed in Item 1A of our fiscal 2011 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned retail segment includes 84 of the 306 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 306 stand-alone La-Z-Boy Furniture Galleries® stores and 525 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.